Exhibit 99.1

For Immediate Release:

Contact:	Jeffrey K. Berg, President and Chief Executive Officer Curtis A. Sampson, Chairman of the Board of Directors Paul N. Hanson, Vice President – Finance Telephone (320) 848-6231

Communications Systems, Inc. Announces

Operating Results for 2007 Second Quarter and First Six Months.

Hector, MN – August 13, 2007 – Communications Systems, Inc. (AMEX: JCS) today reported net income was $3,720,000 or $.42 per diluted share for its second quarter ended June 30, 2007. Net income from the comparable period of 2006 was $1,266,000 or $.14 per diluted share. Sales in the 2007 quarter rose 10% to $33,256,000 from $30,332,000 in 2006. Operating income increased to $5,440,000 in the second quarter of 2007 compared to $1,465,000 in 2006.

Net income was $4,257,000 or $.48 per diluted share for the six months ended June 30, 2007 compared to $2,047,000 or $.23 per diluted share in the same period of 2006. Sales in the 2007 six months increased 2% to $59,701,000 from $58,709,000 in 2006. Operating income increased in the first six months of 2007 to $6,056,000 from $2,293,000 in 2006.

The Company’s 2007 second quarter results reflect recognition of revenue for services provided to the Virgin Islands Department of Education (VIDE) from January 2006 through March 2007. As discussed in earlier press releases and in the Company’s Form 10-K Report for 2006, the Company’s current revenue recognition policy is that it does not recognize income for its work for VIDE until a Funding Commitment Determination Letter is issued under the E-RATE program. In April and May 2007, JDL Technologies received a Funding Commitment Determination Letter from the E-RATE program administrator for each of its contracts to provide maintenance, interconnection and internet access services to VIDE for the 2005 – 2006 and 2006 – 2007 school years. As a result, the Company recognized $2,555,000 of revenue from these contracts for services performed from January 2006 through December 2006 and $748,000 of revenue for services performed in the first quarter of 2007 in its second quarter 2007 financial statements. The effect of this out of period revenue was to increase the Company’s after tax net income for the six months ended June 30, 2007 by $1,641,000 or $.19 per diluted share.

Jeffrey Berg, CSI’s President and CEO, commented “This report of second quarter and six month results brings to a close a very challenging period for CSI and its business units. We are pleased that approvals received in the second quarter finally enabled us to recognize revenues for JDL Technologies’ work in the Virgin Islands dating back to January 2006. We are also pleased that during the second quarter we filed all previously delayed SEC reports and regained compliance with American Stock Exchange listing standards. In addition to the significant positive impact of recognizing revenues related to our work in the Virgin Islands, we are gratified that our second quarter and six month results reflect solid contributions from our two primary business units, Suttle and Transition Networks, and profitable operations at our UK subsidiary, Austin Taylor.”

CSI Increases Quarterly Dividend to Shareholders

Mr. Berg continued: “I am also pleased to report that given the Company’s strong balance sheet and the continuing solid cash flow, as well as achieving resolution of the revenue recognition issues that have impacted our operations for over a year, our Board of Directors recently approved an increase in the Company’s regular quarterly dividend from $.10 to $.12 per share. Our next dividend will be paid on October 1, 2007 to shareholders of record on September 14, 2007.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, that permits networks to deploy fiber optic technology while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Communications Systems Inc.may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans after the date the statements are made to differ significantly from those indicated in the forward-looking statements when made.

CSI CONSOLIDATED SUMMARY OF EARNINGS

Selected Income Statement Data

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006

Sales	$33,255,998	$30,332,392	$59,701,166	$58,709,280
Gross margin	13,577,876	9,896,889	22,421,680	19,379,572
Operating income	5,440,363	1,464,718	6,056,076	2,292,668
Income before income taxes	5,700,255	1,637,162	6,521,548	2,630,745
Income taxes	1,980,000	371,000	2,265,000	584,000
Net income	$3,720,255	$1,266,162	$4,256,548	$2,046,745

Basic net income per share	$.42	$.15	$.48	$.23
Diluted net income per share	$.42	$.14	$.48	$.23
Cash dividends per share	$.10	$.08	$.20	$.16

Average basic shares outstanding	8,857,720	8,731,565	8,833,452	8,718,077
Average dilutive shares outstanding	8,926,387	8,828,562	8,905,370	8,829,678

Selected Balance Sheet Data

	June 30 2007	December 31 2006
Total assets	$98,122,787	$92,722,839
Cash	30,220,886	28,751,172
Property, plant and equipment, net	8,300,812	8,579,932
Long-term liabilities	1,248,862	723,800
Stockholders’ equity	86,737,567	82,545,088